REMINDER


    To Energen Corporation Employee Savings Plan Participants
Regarding the Annual Meeting of Shareholders to be held January
22, 1997

          By now you should have received your Annual Report, Notice of Proxy and Proxy Card in connection with Energen's Annual Meeting of Shareholders to be held Wednesday, January 22, 1997. As a participant in the Company's Employee Savings Plan (ESP), you have the right to direct the Trustee under the Plan how shares of stock in your ESP account should be voted. As you know, your voting instructions are kept in complete confidence by the Trustee.

          We are writing to encourage you to take this opportunity to participate in the affairs of your Company and vote your shares. One of the things we are proud of at Energen is the stock ownership position of our employees. Through the ESP, employees of the Company now own approximately 11.8% of Energen's total outstanding shares.

          One of the specific proposals before our shareholders this year (Proposal 2) authorizes an increase in the amount of bonded indebtedness which the Company is permitted to incur. Essentially this proposal is designed to give the Company the flexibility it needs to raise additional capital through the issuance of debt as necessary to fund its growth opportunities.

          Passage of Proposal 2 requires a majority of the total outstanding shares of the Company, regardless whether such shares are voted, and therefore your vote is important. Please exercise your rights as a shareholder. If you do not return your proxy, the Trustee cannot vote your shares and your non-participation is effectively the same as a "no" vote on this proposal.

          We appreciate your interest and support. If you have any questions about this matter, feel free to call Dudley Reynolds at 326-8184.

                                   Sincerely,

                                   /s/Rex J. Lysinger
                                   Rex J. Lysinger
                                   Chairman and Chief Executive
                                     Officer


                                   /s/Wm. Michael Warren, Jr.
                                   Wm. Michael Warren, Jr.
                                   President and Chief Operating
                                     Officer